UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2011

ACCURAY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-33301	20-8370041
(Commission File Number)	(IRS Employer Identification No.)

1310 Chesapeake Terrace
Sunnyvale, California 94089

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (408) 716-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On February 2, 2011, Accuray Incorporated (the “Company”) entered into Amended and Restated Indemnification Agreements (each, an “Indemnification Agreement”) with each of its directors and executive officers, which amend and restate in their entirety the indemnification agreements previously entered between the Company and such directors and executive officers.  Under the Indemnification Agreements, the Company agrees to indemnify each director and executive officer to the fullest extent permitted by law for, among other things, certain expenses (including attorneys’ fees), costs, claims, damages, liabilities, judgments, fines, penalties and amounts paid in settlement (if such settlement was approved in advance by the Company) actually and reasonably incurred by him or her in any threatened, asserted, pending or completed action or proceeding with respect to any event or occurrence relating to the fact that the indemnified person is or was a director, officer, employee, agent or fiduciary of the Company or any subsidiary of the Company.  In addition, the Company agrees to advance expenses, in advance of the final disposition of a claim, to the indemnified person in connection with any proceeding against him or her as to which he or she could be indemnified.  The indemnified person agrees to repay the advanced amount if and to the extent it is ultimately determined that he or she was not entitled to be indemnified by the Company.

The Company will file the form of Indemnification Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.  The description set forth in this Item 1.01 is a summary and is therefore qualified in its entirety by the complete text of the form of Indemnification Agreement when filed.

Item 5.02.  Departure of Directors Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  Compensatory Arrangements of Certain Officers.

On February 2, 2011, the Company entered into amended and restated employment letters (the “Employment Letters”) with each of Derek Bertocci, Chris Raanes, Darren J. Milliken and Theresa L. Dadone (each an “Executive Officer”), which amend and restate in their entirety the letter agreements previously entered between the Company and such Executive Officers.

Each Employment Letter has a two year term (the “Term”), which commences on January 1, 2011.  Following expiration of the Term (the “Expiration Date”), the terms of the Employment Letters, other than the provisions relating to a change of control of the Company, will terminate and each Executive Officer’s employment will continue to be at will.  The term of the change of control provisions set forth in the Employment Letters is three years.

The Employment Letters set forth each Executive Officer’s title and salary, as well as the target annual incentive bonus which each Executive Officer is eligible to receive under the Company’s executive bonus plan, based on the attainment of performance criteria established and evaluated by the Company.  Each Executive Officer’s title, salary and target annual bonus, as a percentage of base salary, as provided in the Employment Letters, is set forth in the following table:

Executive Officer	Title	Base Salary	Bonus Percentage
Derek Bertocci	Senior Vice President and Chief Financial Officer	$312,000	65%
Chris Raanes	Senior Vice President and Chief Operating Officer	$353,286	65%
Darren J. Milliken	Senior Vice President, General Counsel and Corporate Secretary	$250,275	50%
Theresa L. Dadone	Senior Vice President, Human Resources	$240,640	50%

The Employment Letters provide that the Executive Officers may be granted options to purchase shares of Company common stock and restricted stock units (RSUs) under the Company’s 2007 Incentive Award Plan during their employment.  Any such options shall vest at a rate of 1/48th of the shares subject to the grant vesting per month, and 25% of any such RSUs granted will vest on each of the first four anniversaries of the date they are granted.

Under each Employment Letter, if prior to the Expiration Date, the Executive Officer who is party to the Employment Letter incurs a “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulation Section 1.409A-1(h)), due to (1) termination of his or her employment by the Company other than for “cause,” death or disability, (2) failure of the Company to extend the term of the Employment Letter or offer a new employment agreement with a term of at least two years, and which contains severance provisions that are comparable to the median benefits of similarly situated executives in a peer group established by the Compensation Committee of the Board of Directors, or (3) termination by the Executive Officer for “good reason,” as each term is defined in the Employment Letters, and provided that the Executive Officer executes a general release of claims, then on the sixtieth day following the separation, for each of the Executive Officers other than Mr. Raanes, the Company will pay the Executive Officer a lump sum severance payment in the amount equal to six months of the Executive Officer’s base salary as in effect immediately prior to the Separation Date plus a six month health benefit equivalent, which is equal to twice the amount that the Executive Officer would be required to pay to continue his or her group health coverage for the six month period following the separation date, payable whether or not the Executive Officer selects COBRA.  Mr. Raanes’s Employment Letter provides for a lump sum severance payment in the amount equal to the sum of (i) eight months of his annual base salary as in effect immediately prior to the separation date, (ii) eight months of his target annual bonus for the fiscal year in which the separation occurs and (iii) an eight month health benefit equivalent, which is equal to twice the amount that he would be required to pay to continue his group health coverage for the eight month period following the separation date, payable whether or not he selects COBRA.  In addition, the Company will provide each Executive Officer with outplacement assistance in accordance with its then current policies and practices with respect to outplacement assistance for other similarly situated executives of the Company.

Under each Employment Letter, in the event a “change in control” of the Company (as defined in the Employment Letters) occurs during the Term, and within the three months before and 12 months following the change in control the Executive Officer incurs a separation from service by reason of termination of his or her employment without “cause” or by the Executive Officer for “good reason,” and provided that he or she executes a general release of claims in a form prescribed by the Company, then on the sixtieth day following the separation date, the Company will pay the Executive Officer a specified severance payment.  The Employment Letters for each of the Executive Officers provide for a severance payment in an amount equal to the sum of (i) 24 months of his or her annual base salary as in effect immediately prior to the separation date, (ii) 200% of his or her target annual bonus for the fiscal year in which the separation from service occurs and (iii) a 24 month health benefit equivalent, which is equal to twice the amount that he or she would be required to pay to continue his or her group health coverage for the 24 month period following the separation date, payable whether or not he or she selects COBRA.  In addition, each of the Executive Officer’s then outstanding options to purchase shares of the Company’s common stock and RSUs shall become fully vested and exercisable immediately prior to the separation date.  The Company will also provide the Executive Officers with outplacement assistance in accordance with its then current policies and practices with respect to outplacement assistance for other similarly situated executives of the Company.

The foregoing benefits and payments may be subject to a delay of up to six months as necessary to avoid the imposition of additional tax under Section 409A of the Code.  In addition, if any payments or benefits payable to the Executive Officers under their Employment Letters or otherwise would be subject to the excise tax under Section 4999 of the Code, such payments and/or benefits will be reduced to the extent necessary so that no amount will be subject to such excise tax, but only if as a result of such reduction, the net after-tax benefit received by the Executive Officers exceeds the net after-tax benefit received by the Executive Officers if no such reduction was made.

The Employment Letters also provide for certain restrictive covenants by the Executive Officers, including a confidentiality covenant that will apply during his or her employment with the Company and thereafter, a non-solicitation covenant for the duration of his or her employment and one year thereafter, and a non-competition covenant for the duration of his or her employment.

The Company will file the Employment Letters as exhibits to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.  The description set forth in this Item 5.02 is a summary and is therefore qualified in its entirety by the complete text of the Employment Letters when filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURAY INCORPORATED

Dated: February 4, 2011	By:	/s/ Darren J. Milliken
Darren J. Milliken
Senior Vice President, General Counsel & Corporate Secretary